ARTICLES SUPPLEMENTARY
                                 to
                       ARTICLES OF INCORPORATION
                                 of
                         FAIRHOLME FUNDS, INC.


	Fairholme Funds, Inc., a Maryland corporation having its principal office within the State of Maryland in the City of Baltimore (hereinafter called the "Corporation"), certifies that:

      FIRST:  	The Board of Directors of the Corporation hereby
increases the aggregate number of shares of capital stock that the Corporation has authority to issue by 500,000,000 shares and, under the power contained in Article EIGHTH, Section 8.1 of the Corporation's Articles of Incorporation, as amended (the "Charter"), classifies and designates (i) 200,000,000 of the authorized but unallocated shares of capital stock of the Corporation as 200,000,000 shares of capital stock of a new series of capital stock designated as "Fairholme Focused Income Fund," par value $0.0001 per share, (ii) 100,000,000 of the authorized but unallocated shares of capital stock of the Corporation as 100,000,000 shares of capital stock of The Fairholme Fund, a series of the Corporation, par value $.0001 per share

      SECOND: 	The shares of capital stock of Fairholme Focused
Income Fund, as so classified by the Corporation's Board of Directors, shall have the relative preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of shares of capital stock of Fairholme Focused Income Fund as set forth in Article EIGHTH, Section 8.1, of the Charter and shall be subject to all provisions of the Charter relating to capital stock of the Corporation generally.

      THIRD: 	The shares of capital stock of The Fairholme
Fund, as so classified by the Corporation's Board of Directors, shall have the relative preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of shares of capital stock of The Fairholme Fund as set forth in Article EIGHTH, Section 8.1, of the Charter and shall be subject to all provisions of the Charter relating to capital stock of the Corporation generally.

      FOURTH:  	A. Immediately before the increase in authorized
capital stock provided for herein, the total number of shares of capital stock that the Corporation had authority to issue was 400,000,000 shares, par value $.0001 per share, with an aggregate par value of $40,000, classified as 400,000,000 shares of capital stock of The Fairholme Fund.

	B. Immediately after the increase in authorized capital stock provided for herein, the total number of shares of capital stock that the Corporation has authority to issue is 900,000,000 shares, par value $.0001 per share, with an aggregate par value of $90,000, 500,000,000 of which such shares are classified as 500,000,000 shares of capital stock of The Fairholme Fund, 200,000,000 of which such shares are classified as 200,000,000 shares of capital stock of Fairholme Focused Income Fund and 200,000,000 unallocated shares of capital stock of the Corporation.

      FIFTH:  	The Corporation is registered as an open-end
investment company under the Investment Company Act of 1940, as amended.

      SIXTH:	The total number of shares of capital stock that
the Corporation has authority to issue has been increased by the Board of Directors of the Corporation in accordance with Section
2-105(c) of the Maryland General Corporation Law.

      SEVENTH:	The shares aforesaid have been duly classified by
the Corporation's Board of Directors pursuant to authority and power contained in the Charter.


      IN WITNESS WHEREOF, Fairholme Funds, Inc. has caused these Articles Supplementary to be executed by its President and attested by its Secretary and its corporate seal to be affixed on this 21st day of October, 2009. The President of the Corporation who signed these Articles Supplementary acknowledges them to be the act of the Corporation and states under the penalties of perjury that to the best of his knowledge, information and belief the matters and facts relating to approval hereof are true in all material respects.



FAIRHOLME FUNDS, INC.


By:  /S/ Bruce R. Berkowitz
Name: Bruce R. Berkowitz
Title: President


Attested: /S/ Tim Beidrzycki
Name: Tim Biedrzycki
Title: Secretary